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                                                                    Exhibit 99.1

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                                                           2 MANHATTANVILLE ROAD
                                                         PURCHASE, NY 10577-2196
News Release

MEDIA CONTACT:    James Lee, 914-397-1565

ANALYST CONTACTS: Carol Tutundgy, 914-397-1632;
                  Rochelle Weitzner, 914-397-1623



                   INTERNATIONAL PAPER AGREES TO SELL MASONITE


CHICAGO, ILLINOIS (October 2, 2000) -- International Paper (NYSE: IP) has reached a definitive agreement to sell its Masonite businesses to Premdor Inc. (TSE: PDI/NYSE: PI) of Toronto, Canada for approximately $523 million, subject to certain adjustments at closing. The transaction is subject to normal closing conditions including U.S. regulatory approval.

Today's agreement is part of International Paper's program to sell more than $3 billion in assets that no longer fit the company's long term strategy in the wake of acquiring Champion International earlier this year and last year's merger with Union Camp Corporation. International Paper last week announced that it expects to realize approximately $640 million from the sale of its 68% interest in Bush Boake Allen (BBA).

"The agreements to sell Masonite and BBA prove once again that we are committed to doing what we've promised: selling more than $3 billion of assets that no longer fit our long term strategy of focusing on paper, packaging and forest products," said John Dillon, Chairman and Chief Executive Officer of International Paper.

International Paper has also announced efforts to divest its Fine Papers, Flexible Packaging, Decorative Products, Chemical Cellulose and Petroleum & Minerals businesses as well as the company's interest in Zanders Feinpapiere AG of Germany. IP also intends to sell the Champion Premium Papers Business and nearly 300,000 acres of Champion-owned timberland in the State of Washington.

Masonite, part of International Paper's Building Materials Group, is based in the United States in Chicago, Illinois. More than 4,500 people make or sell Masonite wood composite products at operations in six countries for in residential, commercial construction and industrial applications around the world.
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International Paper continued
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Headquartered in Toronto, Canada, Premdor is a long-standing Masonite customer and has 8,400 employees in over 60 facilities in eight countries. The company currently manufactures, merchandises, and sells building products and doors to large distributors, jobbers, home center chains and wholesale and retail building supply dealers across North, Central, and South America, France, the United Kingdom, Israel, and other countries in Europe, Asia and the Middle East.

"The combination of Masonite and Premdor fulfills a number of strategic objectives for both companies and for Masonite's customers," said C. Wesley Smith, executive vice president, International Paper. "We believe this is good for the marketplace and good for the shareowners of International Paper and Premdor."

"Masonite has 75 years of success in the building products industry and is an excellent fit with Premdor," said Manco Snapp, senior vice president, International Paper Building Materials Group. "Premdor is committed to providing Masonite's customers with broader product offerings, focused marketing support, competitive prices and improved logistics."

Philip S. Orsino, President and Chief Executive Officer of Premdor, said "Masonite is one of the most recognized and respected names in the building products industry and a leader in wood composite products." Orsino added, "The combined strengths of the two companies will lead to enhanced growth opportunities, a more diverse product offering, more new and innovative products and improved customer service. Reduced costs will result from greater capacity utilization and improved manufacturing efficiencies."

International Paper (www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include printing papers, including distribution, packaging, and forest products, including building materials and pine chemicals. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative (SFIsm) program, a system that ensures the perpetual growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States at Purchase, N.Y., International Paper has operations in nearly 50 countries, employs more than 117,000 people and exports its products to more than 130 nations.

Statements in this press release that are not historical are forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially, including whether conditions to closing of announced transactions are satisfied and whether the expected gains from the sale of assets realized.
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